                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Cincinnati Bell Inc. on Form S-8 (File No. 33-39385), Form S-8 (File No. 33-29332), Form S-8 (File No. 33-60209), Form S-8 (File No. 33-1462), Form S-8
(File No. 33-1487), Form S-8 (File No. 33-15467), Form S-8 (File No. 33-23159),
Form S-8 (File No. 33-29331), Form S-8 (File No. 33-36381), Form S-8 (File No. 33-36380), Form S-8 (File No. 33-39654), Form S-8 (File No. 33-43775), and Form
S-14 (File No. 2-82253) of our report dated May 16, 1997, on our audits of the financial statements of the MATRIXX Marketing Inc. Profit Sharing/401(k) Plan as of December 31, 1996 and 1995, and for the year ended December 31, 1996, which report is included in this Form 11-K.



/s/ Coopers & Lybrand L.L.P.

Cincinnati, Ohio
June 23, 1997